EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-194720 and 333-74577 on Form S-8 of Bank of the Ozarks, Inc. of our report dated June 25, 2014, appearing in this Annual Report on Form 11-K of Bank of the Ozarks, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2013.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oakbrook, Illinois

June 25, 2014